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                                                                    EXHIBIT 4.1


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

        THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment'), dated as of October 21, 1998, is made by and between ARV ASSISTED LIVING, INC., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the "Rights Agent").

                                    RECITALS

        A. WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of May 14, 1998 (the "Rights Agreement"); and

        B. WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

        NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

        1. Amendment of Section 1.1. Section 1.1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

               "1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding but shall not include (i) an Exempt Person or
(ii) any Approved Holder (as defined below), unless and until such time as such Approved Holder shall become the Beneficial Owner of 50% or more of the Common Shares of the Company then outstanding; provided, however, that no Person (including but not limited to the Approved Holder) shall be deemed to Beneficially Own any Common Shares held by any other person that is a party to that certain Stockholders' Voting Agreement dated October 29, 1997 by and among Prometheus Assisted Living LLC ("Prometheus"), Lazard Freres Real Estate Investors L.L.C. ("LFREI") and certain stockholders of the Company. "Approved Holder" shall mean LFREI and Prometheus, together with all of their Controlled Affiliates (as such term is defined in that certain Amended and Restated Stockholders Agreement dated as of October 29, 1997 by and among Prometheus, LFREI and the Company). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% (or, in the case of the Approved Holder, 50%) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% (or, in the case of the Approved Holder, 50%) or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to


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the foregoing provisions of this Section 1.1, has become such inadvertently, and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an "Acquiring Person" for any purposes of this Agreement (so long as such Person does not become an Acquiring Person after such divestiture)."

        2. Deletion of Section 1.7. Section 1.7 of the Rights Agreement hereby is deleted in its entirety.

        3. Amendment of Section 11.4.1. Section 11.4.1 of the Rights Agreement hereby is amended by restating the last sentence of Section 11.4.1 to read as follows:

        "If the Security is not publicly held or not so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board of Directors of the Company."

        4. Amendment of Section 11.4.2. Section 11.4.2 of the Rights Agreement hereby is amended by restating the third sentence of Section 11.4.2 to read as follows:

        "If neither the Common Shares nor the Preferred Shares is publicly held or so listed or traded, "current per share market price" of the Preferred Shares shall mean the fair value per share as determined in good faith by the Board of Directors of the Company."

        5. Amendment to Section 22. Section 22 of the Rights Agreement hereby is amended by inserting the word "and" between the end of clause (i) and the beginning of clause (ii) of the proviso in Section 22, and by deleting clause
(iii) of such proviso.

        6. Amendment to Section 26. Section 26 of the Rights Agreement hereby is amended by deleting the parenthetical phrase in clause (ii) of the second sentence of Section 26.

        7. Effectiveness. This Amendment shall be deemed effective as of October 21, 1998 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, without giving effect to the choice of law provisions thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the date first above written.

ARV ASSISTED LIVING, INC.


        By:    /s/ Howard G. Phanstiel
               ----------------------------
               Howard G. Phanstiel


        Its:   Chairman of the Board and
               Chief Executive Officer


CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


        By:    /s/ Ronald Lug
               ----------------------------

        Name:  Ronald Lug
               ----------------------------

        Its:   Vice President
               ----------------------------








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